EXHIBIT 5

WYATT, TARRANT & COMBS

Suite 1500
Nashville City Center
Nashville, Tennessee 37219

615-244-0020
FAX 615-256-1726

October 28, 1995

Shop at Home, Inc.
5210 Schubert Road
Knoxville, Tennessee  37912

     Re:  Registration Statement on Form S-8

Gentlemen:

     We refer to the Registration Statement (the "Registration Statement") on Form S-8, filed today by Shop at Home, Inc. (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 600,000 shares (the "Shares") of the Common Stock, par value $.0025 per share, of the Company being offered to Kent E. Lillie pursuant to the Employment Agreement by and between the Company and Mr. Lillie (the "Agreement").

     In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

     Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Agreement, duly authorized, validly issued, and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,

                                   /s/ Wyatt, Tarrant & Combs


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